UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Match Group, Inc.
(Name of Registrant as Specified In Its Charter)

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April 30, 2019

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Match Group, Inc., which will be held on Wednesday, June 19, 2019, at 8:00 a.m., local time, at The London West Hollywood, Kensington Ballroom, 1020 N. San Vicente Blvd., West Hollywood, California 90069.

At the Annual Meeting, stockholders will be asked to: (1) elect ten directors, (2) vote on an advisory proposal regarding executive compensation and (3) ratify the appointment of Ernst & Young as Match Group’s independent registered public accounting firm for the 2019 fiscal year. Match Group’s Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of Match Group and its stockholders and recommends a vote consistent with the Board’s recommendation for each proposal.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously submitted your vote.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Amanda Ginsberg Chief Executive Officer

8750 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75231 214.576.9352 www.mtch.com

MATCH GROUP, INC.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Match Group, Inc. (“Match Group”) is making this proxy statement available to holders of our common stock and Class B common stock in connection with the solicitation of proxies by Match Group’s Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 19, 2019, at 8:00 a.m., local time, at The London West Hollywood, Kensington Ballroom, 1020 N. San Vicente Blvd., West Hollywood, California 90069. At the Annual Meeting, stockholders will be asked:

1.                                      to elect ten members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.                                      to hold an advisory vote on executive compensation (the “say on pay proposal”);

3.                                      to ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year; and

4.                                      to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Match Group’s Board of Directors has set April 22, 2019 as the record date for the Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

As permitted by applicable Securities and Exchange Commission rules, on or about April 30, 2019, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2018 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.

By order of the Board of Directors,

Jared F. Sine Chief Legal Officer and Secretary

April 30, 2019

PROXY STATEMENT

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:                                  Why did I receive a Notice of Internet Availability of Proxy Materials?

A:                                   In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we elected to deliver this Proxy Statement and our 2018 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the “Notice Process”). If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this Proxy Statement and our 2018 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.

The Notice is being mailed on or about April 30, 2019 to stockholders of record at the close of business on April 22, 2019 and this Proxy Statement and our 2018 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on April 30, 2019. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:                                  Can I vote my shares by filling out and returning the Notice?

A:                                   No. However, the Notice provides instructions on how to vote your shares by way of completing and submitting your proxy online or by phone, by requesting and returning a written proxy card by mail or by submitting a ballot in person at the Annual Meeting.

Q:                                  Who is entitled to vote at the Annual Meeting?

A:                                   Holders of common stock and Class B common stock of Match Group, Inc. (“Match Group” or the “Company”) at the close of business on April 22, 2019, the record date for the Annual Meeting established by Match Group’s Board of Directors, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

At the close of business on April 22, 2019, there were 71,152,525 shares of Match Group common stock and 209,919,402 shares of Match Group Class B common stock outstanding and entitled to vote. Holders of Match Group common stock are entitled to one vote per share and holders of Match Group Class B common stock are entitled to ten votes per share.

Q:                                  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:                                   If your Match Group shares are registered in your name, you are a stockholder of record. If your Match Group shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

You may examine a list of the stockholders of record at the close of business on April 22, 2019 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our Dallas offices, located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. This list will also be made available at the Annual Meeting.

Q:                                  What are the quorum requirements for the Annual Meeting?

A:                                   The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of Match Group common stock and Class B common stock at the Annual Meeting constitutes a quorum. Shares of Match Group common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:                                  What matters will Match Group stockholders vote on at the Annual Meeting?

A:                                   Match Group stockholders will vote on the following proposals:

•                  Proposal 1—to elect ten members of Match Group’s Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from Match Group’s Board of Directors);

•                  Proposal 2—to hold an advisory vote on executive compensation (the “say on pay proposal”);

•                  Proposal 3—to ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year; and

•                  to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:                                  What are my voting choices when voting for director nominees and what votes are required to elect director nominees to Match Group’s Board of Directors?

A:                                   You may vote in favor of all director nominees, withhold votes as to all director nominees or vote in favor of and withhold votes as to specific director nominees.

The election of each of our director nominees requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Match Group common stock and Class B common stock (hereinafter referred to as “Match Group capital stock”) voting together, with each share of Match Group common stock and Class B common stock representing the right to one and ten vote(s), respectively.

The Board recommends that our stockholders vote FOR the election of each of the director nominees.

Q:                                  What are my voting choices when voting on the advisory say on pay proposal and what votes are required to approve this proposal?

A:                                   You may vote in favor of the say on pay proposal, vote against the say on pay proposal or abstain from voting on the say on pay proposal.

The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Match Group capital stock present at the Annual Meeting in person or represented by proxy and voting together. As an advisory vote, the outcome is not binding on the Company.

The Board recommends that our stockholders vote FOR the say on pay proposal.

Q:                                  What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year and what votes are required to ratify this appointment?

A:                                   You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year requires the affirmative vote of the holders of a majority of the voting power of the shares of Match Group capital stock present at the Annual Meeting in person or represented by proxy and voting together.

The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year.

Q:                                  Could other matters be decided at the Annual Meeting?

A:                                   As of the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.

If any other matters are properly presented at the Annual Meeting for consideration, the three Match Group officers who have been designated as proxies for the Annual Meeting (Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar) will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:                                  What do I need to do now to vote at the Annual Meeting?

A:                                   Match Group’s Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares in any of the following three ways:

•                  Submitting a proxy online:  Submit your proxy online. The website for online proxy voting is www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Tuesday, June 18, 2019;

•                  Submitting a proxy by telephone:  Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Tuesday, June 18, 2019; or

•                  Submitting a proxy by mail:  If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If you were a stockholder of record on April 22, 2019 or if you have a legal proxy from your broker, bank or other holder of record identifying you as a beneficial owner of Match Group shares as of that date, you may vote in person by attending the Annual Meeting. All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.

For Match Group shares held in street name, holders may submit a proxy online or by telephone if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from Match Group or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.

Q:                                  If I hold my Match Group shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:                                   If you hold your Match Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or other holder of record depends on the type of item being considered for a vote.

Non-Discretionary Items.  The election of directors and the say on pay proposal are non-discretionary items and may NOT be voted on by your broker, bank or other holder of record absent specific voting instructions from you. If your bank, broker or other holder of record does not receive specific voting instructions from you, a “broker non-vote” will occur in the case of your shares of Match Group common stock for these proposals.

Discretionary Items.  The ratification of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions may vote on this proposal in their discretion.

Q:                                  What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?

A:                                   Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting (the say on pay proposal and the auditor ratification proposal) and have no impact on the vote on any proposal for which the vote standard is based on the votes cast at the meeting (the election of directors). Broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting.

Q:                                  Can I change my vote or revoke my proxy?

A:                                   Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•                  submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting;

•                  delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or

•                  attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See the question below for further details.

To change your vote or revoke your proxy, follow the instructions provided on the Notice or the proxy card to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Q:                                  Who can attend the Annual Meeting, and what are the rules for admission at the meeting?

A:                                   Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. If you are a stockholder of record, you may bring the top half of your proxy card or your Notice to serve as your admission ticket. If you hold your shares in street name, you may bring your Notice or voting instruction form (or a copy thereof) to serve as your admission ticket, or you will be required to present proof of ownership to be admitted into the meeting. Acceptable proof of ownership includes a recent brokerage statement or a legal proxy or letter from your broker, bank or other holder of record evidencing your beneficial ownership of Match Group shares as of April 22, 2019.

Q:                                  What if I do not specify a choice for a matter when returning a proxy?

A:                                   If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, the say on pay proposal and the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2019 fiscal year.

Q:                                  How are proxies solicited and who bears the related costs?

A:                                   Match Group bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of Match Group may solicit proxies from stockholders by telephone, e-mail, letter, facsimile or in person. Following the initial mailing of the Notice and proxy materials, Match Group will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of Match Group common stock and to request authority for the exercise of proxies. In such cases, Match Group, upon the request of these holders, will reimburse these parties for their reasonable expenses.

Q:                                  What should I do if I have questions regarding the Annual Meeting?

A:                                   If you have any questions about the Annual Meeting, would like to obtain directions to attend the Annual Meeting and vote in person or would like copies of any of the documents referred to in this proxy statement, contact Match Group Investors Relations at IR@match.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

At the upcoming Annual Meeting, a board of ten directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from Match Group’s Board of Directors). Information concerning director nominees, all of whom are incumbent directors of Match Group, appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

The election of each of our director nominees requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Match Group capital stock voting together as a single class.

The Board recommends that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees

Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Board of Directors believes provide the Company with the perspective and judgment needed to guide, monitor and execute its strategies.

Amanda Ginsberg, age 49, has served as Chief Executive Officer and a director of Match Group since December 2017. Prior to that time, she served as Chief Executive Officer of Match Group Americas, where she was responsible for the Match U.S. brand, Match Affinity Brands, OkCupid, PlentyOfFish, ParPerfeito and overall North and South American expansion from December 2015 to December 2017. Prior to that, she served in several roles within the Company: Chief Executive Officer of The Princeton Review from July 2014 to December 2015; Chief Executive Officer of Tutor.com from April 2013 to December 2015; Chief Executive Officer from October 2012 to March 2013 and Senior Vice President and General Manager from September 2008 to October 2012 of Match.com; and Vice President and General Manager from March 2006 to September 2008 of Chemistry.com. She has served as a director of J. C. Penney Company, Inc. since July 2015 and served as a director of Care.com from 2012 to 2014. She holds an undergraduate degree from the University of California at Berkeley and an MBA from The Wharton School of the University of Pennsylvania. In nominating Ms. Ginsberg, the Board considered her current position as Chief Executive Officer of the Company as well as her considerable experience managing operations and strategic planning, including in her prior roles within the Company.

Joseph Levin, age 39, has been Chairman of the Board (in an non-executive capacity) of Match Group since December 2017 and a director of Match Group since October 2015. Mr. Levin has served as Chief Executive Officer of IAC since June 2015 and prior to that time, served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC’s former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC in 2003. Mr. Levin has served on the boards of directors of IAC, Groupon, Inc. and ANGI Homeservices Inc. since June 2015, March 2017 and September 2017, respectively, and currently serves as Chairman of the board of ANGI Homeservices Inc. Mr. Levin previously served on the board of directors of LendingTree, Inc. from August 2008 through November 2014. In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School. In nominating Mr. Levin, the Board considered the unique knowledge and experience regarding Match Group and its businesses that he has gained through his various roles with IAC since 2003, most recently his role as Chief Executive Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Ann L. McDaniel, age 63, has been a director of Match Group since December 2015. Ms. McDaniel currently serves as a consultant to Graham Holdings Company and previously served as Senior Vice President of Graham Holdings Company (and its predecessor companies) from June 2008 to April 2015. Prior to that time, Ms. McDaniel served as Vice President-Human Resources of Graham Holdings Company from September 2001. Ms. McDaniel also served as Managing Director of Newsweek, Inc., a Graham Holdings Company property, from January 2008 until its sale in September 2010, and prior to that time, held various editorial positions at Newsweek. In nominating Ms. McDaniel, the Board considered her extensive human resources experience, which the Board believes give her particular insight into personnel and compensation matters, as well as her management experience with Newsweek, which the Board believes gives her insight into business strategy, leadership and marketing.

Thomas J. McInerney, age 54, has been a director of Match Group since November 2015. Mr. McInerney has served as Chief Executive Officer of Altaba Inc., a publicly traded registered investment company and the successor company to Yahoo! Inc., since June 2017. Mr. McInerney previously served as Executive Vice President and Chief Financial Officer of IAC from January 2005 to March 2012. From January 2003 through December 2005, he served as Chief Executive Officer of the retailing division of IAC, which included HSN, Inc. and Cornerstone Brands. From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as Principal. Mr. McInerney has served on the board of directors of Altaba Inc. since June 2017. During the past five years, Mr. McInerney served on the boards of Yahoo! Inc., HSN, Inc., Cardlytics, Inc., and Interval Leisure Group. In nominating Mr. McInerney, the Board considered his extensive senior leadership experience at IAC and his related knowledge and experience regarding Match Group, as well as his high level of financial literacy and expertise regarding restructurings, mergers and acquisitions and operations, and his public company board and committee experience.

Glenn H. Schiffman, age 49, has been a director of Match Group since September 2016. Mr. Schiffman has served as Executive Vice President and Chief Financial Officer of IAC since April 2016 and served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 to March 2019. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman’s roles at Nomura followed Nomura’s acquisition of Lehman’s Asia business in 2008. Mr. Schiffman has served on the board of directors of ANGI Homeservices Inc. since June 2017. In his not-for-profit affiliations, Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Board of Visitors for the Duke University School of Medicine. In nominating Mr. Schiffman, the Board considered the unique knowledge and experience regarding Match Group and its businesses that he has gained through his role as Executive Vice President and Chief Financial Officer of IAC since April 2016, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions. The Board also considered Mr. Schiffman’s investment banking experience, which the Board believes gives him particular insight into trends in capital markets and the technology and media industries.

Pamela S. Seymon, age 63, has been a director of Match Group since November 2015. Ms. Seymon was a partner at Wachtell, Lipton, Rosen & Katz, a New York law firm (“WLRK”), from January 1989 to January 2011, and prior to that time, was an associate at WLRK from 1982. During her tenure at WLRK, Ms. Seymon specialized in corporate law, mergers and acquisitions, securities and corporate governance, and represented public and private corporations on offense as well as defense, in both friendly and unsolicited transactions. Ms. Seymon is a graduate of Wellesley College, where she was a Wellesley Scholar, and New York University School of Law. In nominating Ms. Seymon, the Board considered her extensive experience representing public and private corporations in connection with a wide array of complex, sophisticated and high profile matters, as well as her high level of expertise generally regarding mergers, acquisitions, investments and other strategic transactions.

Alan G. Spoon, age 67, has been a director of Match Group since November 2015. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of IAC (and its predecessors) since February 2003, Danaher Corporation since July 1999, CableOne since July 2015 and as Chairman of the board of directors of Fortive Corporation since July 2016. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Executive Committee). He also serves as a member of the board of directors of edX, a not-for-profit online education platform sponsored by Harvard and the MIT Corporation. In nominating Mr. Spoon, the Board considered his extensive private and public company board experience and public company management experience, all of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry. The Board also considered Mr. Spoon’s private equity experience and engagement with the MIT Corporation, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

Mark Stein, age 51, has been a director of Match Group since November 2015. Mr. Stein has served as Executive Vice President and Chief Strategy Officer of IAC since January 2016 and prior to that time, served as Senior Vice President and Chief Strategy Officer of IAC from September 2015. Mr. Stein previously served as both Senior Vice President of Corporate Development at IAC (from January 2008) and Chief Strategy Officer of IAC Search & Applications, the desktop software, mobile applications and media properties that comprised IAC’s former Search & Applications segment (from November 2012). Prior to his service in these roles, Mr. Stein served in several other capacities for IAC and its businesses, including as Chief Strategy Officer of Mindspark Interactive Network from 2009 to 2012, and prior to that time as Executive Vice President of Corporate and Business Development of IAC Search & Media. Mr. Stein has served on the board of directors of ANGI Homeservices Inc. since September 2017. In nominating Mr. Stein, the Board considered the unique knowledge and experience that he has gained through his various roles with IAC since 2005, as well as his high levels of financial and legal literacy, experience in operating a variety of online consumer service businesses and expertise regarding investments, partnerships and other strategic transactions.

Gregg Winiarski, age 48, has been a director of Match Group since October 2015. Mr. Winiarski has served as Executive Vice President, General Counsel and Secretary of IAC since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of IAC from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of IAC from February 2005, during which time he had primary responsibility for all legal aspects of IAC’s mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1997 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the board of directors of ANGI Homeservices Inc. since June 2017. In nominating Mr. Winiarski, the Board considered the unique knowledge and experience regarding Match Group and its businesses that he has gained through his various roles with IAC since 2005, most recently his role as Executive Vice President and General Counsel, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Sam Yagan, age 42, has been a director of Match Group since February 2016. Mr. Yagan previously served as Chief Executive Officer of the Company from December 2013 through December 2015 and as Chief Executive Officer of Match.com, Inc. from September 2012 to December 2013. Prior to his service in these roles, Mr. Yagan served as Chief Executive Officer of OkCupid, which he co-founded in May 2003 and IAC acquired in February 2011. Mr. Yagan has served as Chief Executive Officer of ShopRunner, a members-only online shopping service, since July 2016. In nominating Mr. Yagan, the Board considered the unique knowledge and experience regarding Match Group and its businesses that he has gained through his various roles with Match Group and Match.com since 2012, most recently his role as Chief Executive Officer of Match Group, as well his role as co-founder of OkCupid and his high levels of technological, product and industry expertise.

Corporate Governance

Controlled Company Status. Match Group is subject to the Marketplace Rules of The Nasdaq Stock Market, LLC (the “Marketplace Rules”), which exempt “Controlled Companies” from certain Nasdaq corporate governance requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, group or another company.

IAC controls a majority of the voting power of Match Group capital stock. Based on 71,152,525 shares of Match Group common stock and 209,919,402 shares of Match Group Class B common stock outstanding on the record date (April 22, 2019), IAC beneficially owns equity securities of Match Group representing approximately 97.5% of the total voting power of Match Group capital stock. IAC has filed a Statement of Beneficial Ownership on Schedule 13D, as amended, relating to its Match Group holdings with the SEC. On this basis, Match Group is relying on the exemption for Controlled Companies from certain Nasdaq corporate governance requirements, specifically, those that would otherwise require that:

•                  a majority of Match Group’s Board of Directors consist of “independent” directors, as such term is defined in the Marketplace Rules; and

•                  Match Group have a nominating/governance committee comprised entirely of “independent” directors with a written charter addressing such committee’s purpose and responsibilities.

Leadership Structure. The Company’s business and affairs are overseen by its Board of Directors, which currently has ten members. There is one management representative, one former member of management and four IAC representatives on the Board. Each of the other four remaining directors is independent. The Board has an Audit Committee and a Compensation and Human Resources Committee, each comprised solely of independent directors. For more information regarding director independence and our Board Committees, see the discussion under Director Independence below and The Board and Board Committees beginning on page 9. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chief Executive Officer and have full access to Company management at all times.

Our independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. We do not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of our Audit and Compensation and Human Resources Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management. At each regularly scheduled Board meeting, the Chairperson of each of these committees will provide the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

Mr. Levin has served as our Chairman (in a non-executive capacity) since December 2017. The roles of Chairman and Chief Executive Officer are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time.

Risk Oversight. Company management is responsible for assessing and managing the Company’s exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Company management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, the Company recognized that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing Company management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with Company management, as well as through the Board’s Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. Information security is a key component of risk management at Match Group and our Chief Technology Officer briefs the Audit Committee each quarter, and the full Board as appropriate, on the Company’s information security program and its related priorities and controls. In addition, an overall review of risks is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of the Company’s compensation policies and programs and the administration of these programs pose any material risks to the Company. The findings of any risk assessment are discussed with the Compensation and Human Resources Committee. Based upon our assessments, we believe that our compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Director Independence. Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships with us and our businesses (and/or IAC and its businesses) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by Company management, as well as from Company records and publicly available information. Following these determinations, Company management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determinations.

In February 2019, the Board determined that each of Mses. McDaniel and Seymon and Messrs. McInerney and Spoon is independent. In connection with these determinations, the Board considered that in the ordinary course of business, Match Group and its businesses (and/or IAC and its businesses) may sell products and services to, and/or purchase products and services from, companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by Match Group and its businesses (and/or IAC and its businesses). In the case of all four independent directors, there were no such payments to/from Match Group or its businesses known to Company management for the Board to consider. In the case of Mr. Spoon, the Board also considered payments for services between each of IAC and Match Group, on the one hand, and certain Polaris Partners portfolio companies, on the other hand.

In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC, the Marketplace Rules and the Internal Revenue Service for compensation committee members.

Director Nominations. As a result of the Controlled Company exemption, the Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. While there are no specific requirements for eligibility to serve as a director of Match Group, in evaluating candidates, the Board will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of Match Group, whether the candidate’s experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of Match Group’s stockholders. While the Board does not have a formal diversity policy, it also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as to date Match Group has not received any such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and the Chairman, and if deemed appropriate, will be shared with the entire Board for further review.

Communications with the Match Group Board. Stockholders who wish to communicate with Match Group’s Board of Directors or a particular director may send any such communication to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas, 75231, Attention: Corporate Secretary.

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

The Board. The Board met four times and acted by written consent one time during 2018. During 2018, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of Match Group stockholders. One member of the Board of Directors attended Match Group’s 2018 Annual Meeting of Stockholders.

The Board currently has two standing committees: the Audit Committee and the Compensation and Human Resources Committee.

Audit Committee. The members of the Company’s Audit Committee, all of whom are independent directors, are Ms. Seymon and Messrs. McInerney and Spoon (Chairperson). The Audit Committee met nine times and acted by written consent one time during 2018. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is attached as Appendix A to this proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function and independent registered public accounting firm, (v) Match Group’s risk assessment and risk management policies as they relate to financial, information security and other risk exposures and (vi) the compliance by Match Group with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among itself, the Company’s independent registered public accounting firm, the Company’s internal auditors and Company management. The formal report of the Audit Committee is set forth on page 12.

The Board has concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in applicable SEC rules, as well as the Marketplace Rules.

Compensation and Human Resources Committee. The members of the Company’s Compensation and Human Resources Committee, both of whom are independent directors, are Mses. McDaniel (Chairperson) and Seymon. The Compensation and Human Resources Committee met seven times and acted by written consent five times during 2018. The Compensation and Human Resources Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is attached as Appendix B to this proxy statement. The Compensation and Human Resources Committee is appointed by the Board to assist the Board with all matters relating to the compensation of the Company’s executive officers and has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the Company’s executive officers. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of the Company’s executive officers the authority to make grants of equity-based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on Match Group’s processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Company management and consultants, see the discussion under Compensation Discussion and Analysis generally beginning on page 15. The formal report of the Compensation and Human Resources Committee is set forth on page 19.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY PROPOSAL)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executives for 2018. This proposal, which we refer to as the “say on pay vote,” is not intended to address any specific item of compensation, but rather our overall compensation program and policies relating to our named executives.

As described in detail under the caption Compensation Discussion and Analysis, beginning on page 15, our executive officer compensation program is designed to provide the level of compensation necessary to attract, retain, motivate and reward talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing stockholder value and creating a successful company.

We believe that our executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. Accordingly, we believe that the compensation paid to our named executives in 2018 pursuant to our executive officer compensation program was fair and appropriate and are asking our stockholders to vote FOR the adoption of the following resolution:

“RESOLVED, that the stockholders of Match Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executives for 2018, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.”

The approval, on an advisory basis, of the say on pay vote proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Match Group capital stock present at the Annual Meeting in person or represented by proxy and voting together. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board and Compensation and Human Resources Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executives.

The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.

The Company last sought a say on pay vote at its 2016 Annual Meeting of Stockholders, at which it also sought a non-binding advisory vote from its stockholders on the frequency of seeking the say on pay vote (required by applicable law every six years) and recommended seeking the say on pay vote once every three years. Based on voting results from the 2016 Annual Meeting of Stockholders, and consistent with the Company’s recommendation, say on pay votes occur every three years. Accordingly, the next say on pay vote and the next non-binding advisory vote regarding the frequency of seeking the say on pay vote are both scheduled to be held at the Company’s 2022 Annual Meeting of Stockholders.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Ernst & Young LLP has served as the independent registered public accounting firm for IAC and Match Group (when it was a wholly-owned subsidiary of IAC and following the completion of its initial public offering in November 2015) for many years and is considered by management to be well qualified.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of Match Group capital stock present at the Annual Meeting in person or represented by proxy and voting together.

The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is attached as Appendix A to this proxy statement. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function and independent registered public accounting firm, (v) Match Group’s risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by Match Group with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Match Group’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for Match Group’s financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of Match Group’s consolidated financial statements and the effectiveness of the Match Group’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Match Group included in the Annual Report on Form 10-K for the year ended December 31, 2018 with Match Group’s management and Ernst & Young LLP, Match Group’s independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” In addition, the Committee has received the written disclosures and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Match Group and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Match Group be included in Match Group’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chairperson)

Thomas J. McInerney

Pamela S. Seymon

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by Ernst & Young LLP to Match Group for the years ended December 31, 2018 and 2017:

	2018		2017
Audit Fees	$2,920,000	(1)	$2,954,700	(2)
Audit-Related Fees	—		—
Total Audit and Audit-Related Fees	$2,920,000		$2,954,700
Tax Fees(3)	$2,400		$2,400
Total Fees	$2,922,400		$2,957,100

(1)         Audit Fees in 2018 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) fees for services performed in connection with the private unregistered offering of Match Group’s 5.625% Senior Notes due 2029, as well as the review and issuance of the related comfort letter and other services related to the offering, and (iv) accounting consultations.

(2)         Audit Fees in 2017 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) fees for services performed in connection with the private unregistered offering of Match Group’s 5.0% Senior Notes due 2027, as well as the review and issuance of the related comfort letter and other services related to the offering, and (iv) accounting consultations.

(3)         Tax Fees in 2018 and 2017 primarily include fees paid for tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by Match Group’s independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm’s independence from Match Group and its management. Unless a type of service to be provided by Match Group’s independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.

All Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by Match Group’s independent registered public accounting firm are established periodically from time to time by the Audit Committee.

Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

INFORMATION CONCERNING MATCH GROUP EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information about Match Group’s current executive officers who are not director nominees is set forth below. For background information about Match Group’s Chief Executive Officer, Amanda Ginsberg, see the discussion under Information Concerning Director Nominees beginning on page 5.

Sharmistha Dubey, age 48, has served as President of Match Group since January 2018. Prior to that time, she served as Chief Operating Officer of Tinder from February 2017 to January 2018 and as President of Match Group Americas, where she oversaw the product and business operations for North American dating properties, including the Match U.S. brand, PlentyOfFish, OkCupid and Match Affinity Brands, from December 2015 to January 2018. Prior to that, she served in multiple roles within the Company: Chief Product Officer of The Princeton Review and Tutor.com from July 2014 to December 2015; Executive Vice President of Tutor.com from April 2013 to July 2014; Chief Product Officer of Match.com from January 2013 through April 2013 and Senior Vice President, Match.com and Chemistry.com from September 2008 through December 2012. She holds an undergraduate degree in engineering from the Indian Institute of Technology and a master’s in engineering from Ohio State University.

Jared F. Sine, age 40, has served as Chief Legal Officer and Secretary of Match Group since February 2019; and prior to that time, he served as General Counsel and Secretary of Match Group from July 2016. Prior to joining Match Group, Mr. Sine was Vice President and Associate General Counsel of Expedia Group, Inc. (“Expedia”) from July 2015 to June 2016 and in that capacity was responsible for mergers, acquisitions and other strategic transactions. Prior to that time, Mr. Sine held a variety of legal positions at Expedia from October 2012. Prior to joining Expedia, Mr. Sine was an associate at the law firms of Latham & Watkins and Cravath, Swaine & Moore. Mr. Sine has a BS and JD from Brigham Young University.

Gary Swidler, age 48, has served as Chief Financial Officer of Match Group since September 2015. Prior to that time, Mr. Swidler was a Managing Director and Head of the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch (“Merrill Lynch”) from April 2014 to August 2015. Prior to that time, Mr. Swidler held a variety of positions at Merrill Lynch and its predecessors since 1997, most recently as Managing Director and Head of Specialty Finance from April 2009 to April 2014. Prior to joining Merrill Lynch, Mr. Swidler was an associate at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Swidler has a BSE from the Wharton School at the University of Pennsylvania and a JD from New York University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive officers whose compensation is discussed in this compensation discussion and analysis (the “CD&A”) and to whom we refer to as our named executive officers in this CD&A (the “NEOs”) are:

•                  Amanda Ginsberg, Chief Executive Officer;

•                  Gary Swidler, Chief Financial Officer;

•                  Sharmistha Dubey, President; and

•                  Jared Sine, Chief Legal Officer and Secretary.

Philosophy and Objectives

Match Group’s executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Match Group to meet its growth objectives.

Although Match Group is a publicly traded company, we attempt to foster an entrepreneurial culture given that we operate a broad and diverse portfolio of dating brands, and we seek to attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by financial sponsors, such as private equity and venture capital firms, financial sponsors themselves and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

When establishing compensation packages for a given executive, Match Group follows a flexible approach, and makes decisions based on a host of factors particular to a given executive’s situation, including our firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors we deem relevant at the time.

Similarly, Match Group does not follow an arithmetic approach to establishing compensation levels and measuring and rewarding performance, as we believe these approaches often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given period, Match Group may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscapes shift, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and rely primarily on a discretionary approach.

Roles and Responsibilities

The Compensation and Human Resources Committee of the Company’s Board of Directors (for purposes of this CD&A, the “Committee”) has primary responsibility for establishing the compensation of the Company’s executive officers. All compensation decisions referred to throughout this CD&A have been made by the Committee, based (in part) on recommendations from Ms. Ginsberg (as described below), and with input from representatives of the Company’s majority stockholder. The Committee currently consists of Mses. McDaniel (Chairperson) and Seymon.

The executive officers participate in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. In early 2019, Ms. Ginsberg met with the Committee and discussed her views of corporate and individual executive officer performance for 2018 for Ms. Dubey and Messrs. Swidler and Sine, and her recommendations for annual bonuses for those executive officers. She also discussed her own performance with the Committee. Following these discussions, the Committee met in executive session to discuss the recommendations, including their views of corporate and individual performance for 2018 for Ms. Ginsberg. After consideration of the recommendations, the input and recommendations from representatives of the Company’s majority stockholder and their own evaluations, the Committee ultimately determined annual bonus amounts for each executive officer.

In establishing a given executive officer’s compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, Match Group does not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive’s situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

Match Group provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (“say-on-pay”), which reflects the preference expressed by stockholders in 2016 with respect to the frequency of the say-on-pay vote. At Match Group’s annual meeting of stockholders held in June 2016, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes that the vote reflected stockholder support of Match Group’s approach to executive compensation, and, as such, did not make changes based on the 2016 vote. The Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for executive officers.

Although the Committee reserves the right to solicit the advice of consulting firms and engage legal counsel, except as noted below, no such consulting firms or legal counsel were engaged during 2018.

In addition, from time to time, the Company may solicit survey or peer compensation data from various consulting firms. In 2018, the Company engaged Compensation Advisory Partners LLC (“CAP”) to provide comparative market data in connection with the Company’s own analysis of its equity compensation practices, but neither CAP nor any other compensation consultant had any role in determining or recommending the amount or form of executive compensation for 2018.

Compensation Elements

Match Group’s compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards), and, to a more limited extent, perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, we typically review the total compensation of each executive, evaluating the executive’s total near- and long-term compensation in the aggregate. We then determine which element or combinations of compensation elements (salary, bonus and/or equity) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and are made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

Salary

General. Match Group typically negotiates a new executive officer’s starting salary based on prior compensation levels for the particular position within Match Group, the location of a particular executive, salary levels of other executives within Match Group, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which Match Group desires to secure the executive’s services.

Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors that demonstrate an executive’s increased value to Match Group.

2018. In July 2018, we entered into an employment agreement with Ms. Ginsberg in connection with her ongoing duties as Chief Executive Officer and, pursuant to the agreement, her annual salary was increased from $500,000 to $750,000, effective as of December 5, 2017, the date of her appointment. In August 2018, we entered into an employment agreement with Ms. Dubey in connection with her ongoing duties as President and, pursuant to the agreement, her annual salary was increased from $500,000 to $625,000, effective as of August 8, 2018. No other executive officer salaries were established or adjusted during 2018.

Annual Bonuses

General. Match Group’s bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive’s total compensation, the bonus program provides an important incentive tool to achieve Match Group’s annual objectives. Match Group generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

The determination of bonus amounts is based on a non-formulaic assessment of factors that vary from year to year, including a discretionary assessment of Company and, to a lesser extent, individual performance. In determining individual annual bonus amounts, we consider a variety of factors regarding the Company’s overall performance, such as growth in profitability or achievement of strategic objectives by the Company, an individual’s performance and contribution to the Company, and general bonus expectations previously established between the Company and the executive. We do not quantify the weight given to any specific element or otherwise follow a formulaic calculation; however, Company performance tends to be the dominant driver of the ultimate bonus amount.

For 2018 bonuses, we considered a variety of factors, including, among others, year-over-year revenue and Adjusted EBITDA growth, levels of cash flow generated from operations, and certain strategic accomplishments, including debt financings, strategic transactions and the general successful operation of the Company. While these factors were the primary ones considered in setting bonus award amounts, the Committee also considered each executive officer’s role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers. With respect to bonuses for NEOs, the Committee considered the following: (i) with respect to Ms. Ginsberg, her new role as Chief Executive Officer of the Company, including her focus on overseeing the operations of, and developing the strategic agenda for, the Company, (ii) with respect to Mr. Swidler, his role as Chief Financial Officer of the Company, including his management of the Company’s financial operations and his oversight of the Company’s credit agreement amendment, (iii) with respect to Ms. Dubey, her new role as President of the Company, including her substantial contributions to various significant strategic initiatives, and (iv) with respect to Mr. Sine, his role as General Counsel, including his management of the Company’s legal operations.

Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company’s annual goals.

Long-Term Incentives

General. Match Group believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer’s compensation in stock based awards, an executive’s incentives are aligned with stockholder interests in a manner that drives better performance over time. The primary long term incentives for our NEOs have been Match Group stock options and restricted stock unit (“RSU”) awards.

In setting particular award levels, the predominant objectives have been providing the executive with effective retention incentives and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from executive to executive, based on a variety of factors.

The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, have generally been less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than annual bonuses.

All equity awards have been approved by the Committee, other than the IAC equity awards granted to Mses. Ginsberg and Dubey and Mr. Swidler in 2016, which were approved by the IAC Compensation and Human Resources Committee. When granting Match Group equity awards, the Committee has taken into account historical practices, the Committee’s view of market compensation generally, the dilutive impact of equity grants and desired short and long-term dilution levels, a given executive’s existing equity holdings and their retention and incentive value, and other relevant factors. When considering equity compensation for Ms. Ginsberg, in her role as the Company’s Chief Executive Officer, the Committee also considered the input of representatives of the Company’s majority stockholder.

Except where otherwise noted, equity awards have been made following year-end after finalization of financial results for the prior year. Committee meetings at which the awards are made are generally scheduled well in advance and without regard to the timing of the release of earnings or other material information.

2018 Awards. In February 2018, as part of the Company’s annual year-end compensation review, the Committee granted RSU awards to Ms. Dubey and Mr. Sine with dollar values of $4,000,000 and $1,000,000, respectively. The RSUs vest in one lump sum installment on the third anniversary of the grant date. Also in February 2018, the Committee granted 100,000 stock options to Mr. Swidler. The options vest in one lump sum installment on the third anniversary of the grant date, and have an exercise price equal to the closing price of the Company’s common stock on the grant date. The Committee considered Ms. Ginsberg’s outstanding equity awards, including the grant made to her in September 2017 in connection with her appointment as the Company’s Chief Executive Officer, and elected not to make an additional award to Ms. Ginsberg in

February 2018. In addition, in August 2018, in recognition of her expanded role as President of the Company, the Committee granted an RSU award to Ms. Dubey with a dollar value of $8,000,000. The RSUs vest in two equal installments on each of February 6, 2022 and 2023.

As required by the Company’s 2015 Stock and Annual Incentive Plan (the “2015 Plan”) and the Company’s 2017 Stock and Annual Incentive Plan (the “2017 Plan”), Match Group stock options and RSUs outstanding on December 4, 2018, including the stock options and RSUs granted to our executive officers in 2018, were adjusted in connection with the special cash dividend paid by the Company on December 19, 2018 (the “December 2018 Dividend Adjustments”). Stock options were adjusted by dividing the exercise price, and multiplying the number of options, by an adjustment factor of 1.05068. RSUs were adjusted by multiplying the number of RSUs by the same adjustment factor. The December 2018 Dividend Adjustments maintained the value of the awards, placing the recipients in a neutral position following the payment of the dividend.

2019 Awards. In February 2019, as part of the Company’s annual year-end compensation review, the Committee granted RSU awards to Messrs. Swidler and Sine with dollar values of $3,000,000 and $1,500,000, respectively. The RSU award granted to Mr. Swidler vests in two equal installments on the second and third anniversaries of the grant date. The RSU award granted to Mr. Sine vests in a single installment on the third anniversary of the grant date. The Committee considered each of Mses. Ginsberg’s and Dubey’s outstanding awards, including the awards previously granted in consideration of their new roles in 2017 and 2018, respectively, and elected not to grant additional awards to either executive in February 2019.

2018 Employment Agreements

The Company entered into an employment agreement with Ms. Ginsberg on July 20, 2018, and with each of Ms. Dubey and Messrs. Swidler and Sine on August 8, 2018. Ms. Ginsberg’s employment agreement was made effective December 5, 2017, the effective date of her appointment as the Company’s Chief Executive Officer, and each of Ms. Dubey’s and Messrs. Swidler’s and Sine’s employment agreements was made effective August 8, 2018, the date of execution. Each of Mses. Ginsberg’s and Dubey’s employment agreement has an initial term of two years from its effective date, and each of Messrs. Swidler’s and Sine’s employment agreements has an initial term of one year from its effective date. Each of the employment agreements provides for automatic renewals of successive one-year terms absent written notice from the Company or the respective executive 90 days prior the expiration of the then current term.

Each employment agreement provides that the respective executive will be eligible to receive an annual base salary (currently $750,000 for Ms. Ginsberg, $625,000 for Ms. Dubey, $600,000 for Mr. Swidler, and $400,000 for Mr. Sine) and discretionary cash bonuses.

As described in more detail under Estimated Potential Payments Upon Termination or Change in Control on page 24, each employment agreement also provides for continued base salary payments, the acceleration of the vesting of equity awards, continued health coverage, and/or extended post-termination exercise periods for stock options upon certain terminations of employment.

In addition, pursuant to the respective employment agreement, each named executive is bound by a covenant not to compete with Match Group during the term of the executive’s employment and for 12 months thereafter, and by covenants not to solicit Match Group’s employees or business partners during the term of the executive’s employment and for 12 months thereafter. Each named executive has also agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

Change of Control

Match Group believes that providing executives with change of control protection is sometimes important to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. The terms of equity awards granted to senior executives generally include a so-called “double-trigger” change of control provision, as provided for under the 2015 Plan and the 2017 Plan, which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control, but only when the executive suffers an involuntary termination of employment during the two-year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards after an involuntary termination in these circumstances will assist in the retention of our executives through a change of control transaction.

Severance

We generally provide executive officers with some amount of salary and health benefits continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. The Company generally does not provide for the acceleration of the vesting of equity awards in the event an executive officer voluntarily resigns from the Company.

Other Compensation

Under limited circumstances, certain Match Group executive officers have received non-cash and non-equity compensatory benefits. The value of these benefits, as and if applicable, is reported under the “Other Annual Compensation” column of the Summary Compensation Table on page 20 of this proxy statement pursuant to applicable rules. Match Group executive officers do not participate in any deferred compensation or retirement program other than IAC’s 401(k) plan.

Tax Deductibility

Section 162(m) of the Internal Revenue Code places a one million dollar limit on the amount of compensation that we may deduct for tax purposes for any year with respect to the executive who serves as our Chief Executive Officer at year-end, and any of our three other most highly compensated employees who serve as executive officers at year-end. For compensation paid prior to 2018 and certain “grandfathered” arrangements in place prior to November 2, 2017, the statute exempted qualifying performance-based compensation from the one million dollar limit if specified requirements were met. However, the performance-based compensation exception under Section 162(m) was repealed by tax reform legislation signed into law on December 22, 2017 for taxable years beginning after December 31, 2017, such that compensation paid to our executive officers in excess of one million dollars will not be deductible unless it qualifies for transition relief applicable to compensation arrangements in place as of November 2, 2017. The Committee has historically structured executive compensation to preserve its deductibility under Section 162(m) to the extent practical. The Committee continues to reserve the right, however, to grant or approve compensation or awards that may not be deductible, or to modify compensation initially intended to be deductible, when it believes such compensation, awards or modifications are in the best interests of the Company or are necessary to assure competitive total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Match Group’s 2018 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation and Human Resources Committee

Ann L. McDaniel (Chairperson)

Pamela S. Seymon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The membership of the Compensation and Human Resources Committee during 2018 consisted of Sonali De Rycker (who resigned from the Board in February 2018) and Mses. McDaniel (Chairperson) and Seymon. None of them has been an officer or employee of Match Group or IAC at any time during their respective service on the committee.

EXECUTIVE COMPENSATION

Overview

This Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executives for the years 2016, 2017 and 2018, as well as Match Group awards made to our named executives in 2018, Match Group and IAC equity awards held by our named executives on December 31, 2018, and the dollar value realized by our named executives upon the vesting and exercise of Match Group equity awards during 2018. Unless otherwise indicated, stock and option awards in the table below are denominated in shares of Match Group.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Amanda Ginsberg	2018	$750,000	$1,750,000	—	—		$8,250	$2,508,250
Chief Executive Officer	2017	$517,808	$750,000	$4,109,000	$6,280,570	(4)	$23,650	$11,681,028
(since December 2017)
Gary Swidler	2018	$550,000	$1,500,000	—	$1,599,200	(5)	$8,250	$3,657,450
Chief Financial Officer	2017	$550,000	$1,300,000	$3,132,500	$610,288	(4)	$23,650	$5,616,438
	2016	$550,000	$1,100,000	—	$80,100	(6)	$7,308	$1,737,408
Sharmistha Dubey	2018	$550,000	$1,500,000	$11,999,986	—		$8,250	$14,058,236
President
(since January 2018)
Jared F. Sine	2018	$350,000	$500,000	$999,997	—		$8,250	$1,858,247
Chief Legal Officer and Secretary	2017	$350,000	$425,000	$895,000	$488,230	(4)	$29,299	$2,187,529
(since July 2016)	2016	$167,000	$225,000	$149,990	$952,500	(6)	$16,600	$1,511,090

(1)                                 Reflects the grant date fair value of Match Group RSU awards, calculated by multiplying the number of RSUs awarded by the fair market value per share of Match Group common stock on the grant date.

(2)                                 These amounts represent the grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures.  Match Group stock options granted in 2018, 2017 and 2016 consist of stock options with vesting tied solely to continued employment (“Match Group Standard Awards”). Match Group Standard Awards were valued using the Black-Scholes option pricing model.

IAC stock options granted in December 2016 had vesting tied solely to continued employment and were valued using the Black-Scholes option pricing model.

See footnotes 4 through 6 below for details regarding which type of stock option awards were granted to each of our named executives in each relevant year.

For additional details regarding Match Group stock option awards granted in 2018, including the assumptions used to calculate the grant date fair values for such awards, see footnote 4 to the Grants of Plan-Based Awards in 2018 table on page 21.

(3)                                 Other compensation reflects 401(k) matching contributions made by the Company for all named executives in all relevant periods and, in the case of (i) Ms. Ginsberg and Messrs. Swidler and Thombre, in 2017, also reflects $15,550 for a perquisite given to attendees of IAC planning meetings and (ii) Mr. Sine, in 2017 and 2016, also reflects $12,306 and $9,548, respectively, paid to Mr. Sine for certain costs related to the relocation of him and his family to the Dallas, Texas metropolitan area and $8,893 and $4,629, respectively, in related tax reimbursements on income imputed to Mr. Sine for these costs.

(4)                                 Reflects the grant date fair value of two Match Group Standard Awards for Ms. Ginsberg and one Match Group Standard Award for each of Messrs. Swidler and Sine.

(5)                                 Reflects the grant date fair value of one Match Group Standard Award.

(6)                                 For Mr. Swidler, reflects the grant date fair value of an IAC stock option award. For Mr. Sine, reflects the grant date fair value of a Match Group Standard Award.

Grants of Plan-Based Awards in 2018

The table below provides information regarding all Match Group stock options and RSUs granted to our named executives in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)(1)		Grant Date Fair Value of Stock and Option Awards ($)
Amanda Ginsberg	—	—		—		—		—
Gary Swidler	2/22/18	—		100,000	(2)	$40.96	(3)	$1,599,200	(4)
Sharmistha Dubey	2/22/18	97,656	(5)	—		—		$3,999,990	(6)
	8/6/18	208,279	(7)	—		—		$7,999,996	(6)
Jared F. Sine	2/22/18	24,414	(5)	—		—		$999,997	(6)

(1)                                 The number of RSUs, and the number and exercise price of stock options, do not reflect the December 2018 Dividend Adjustments.

(2)                                 This Match Group Standard Award vests in a single installment on the third anniversary of the grant date, subject to continued service.

(3)                                 The exercise price is equal to the closing market price of Match Group common stock on the grant date.

(4)                                 Reflects the grant date fair value of this Match Group Standard Award determined using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility (based on a blend of Match Group’s historical volatility and IAC’s historical volatility), risk-free interest rates (based on U.S. Treasury yields for notes with terms comparable to those of the stock options, in effect at the grant date), expected term (based on the historical exercise pattern of Match Group employees for comparable awards and a ten year contractual life) and no dividends.

The assumptions used to calculate the amount in the table above for the Match Group Standard Award granted to Mr. Swidler in February 2018 are as follows: expected volatility (34.16%), risk-free interest rate (2.77%) and expected term (6.29 years).

(5)                                 These RSUs vest in a single installment on the third anniversary of the grant date, subject to continued service.

(6)                                 Reflects the dollar value of RSU awards, calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date.

(7)                                 These RSUs vest in two equal installments on each of February 6, 2022 and 2023, subject to continued service.

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below provides information regarding Match Group stock options and RSUs and IAC stock options, as applicable, held by our named executives on December 31, 2018. The market value of Match Group RSU awards is based on the closing market price of Match Group common stock ($42.77) on December 31, 2018.

	Option Awards(1)					Stock Awards(1)(2)
Name	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)
	(Exercisable)	(Unexercisable)
Amanda Ginsberg
Match Group stock options	136,711	136,713	(3)	$14.6952	9/17/25	—	—
Match Group stock options	45,528	45,531	(4)	$13.2295	12/21/25	—	—
Match Group stock options	65,667	65,668	(5)	$13.2295	12/21/25	—	—
Match Group stock options	—	118,201	(6)	$17.0366	2/9/27	—	—
Match Group stock options	223,270	669,811	(7)	$22.0714	9/29/27	—	—
Match Group RSUs	—	—		—	—	245,160	$10,485,493
IAC stock options	—	5,000	(8)	$65.22	12/1/26	—	—
Gary Swidler
Match Group stock options	380,881	326,591	(9)	$14.6952	9/17/25	—	—
Match Group stock options	32,833	98,502	(6)	$17.0366	2/9/27	—	—
Match Group stock options	—	105,068	(10)	$38.9842	2/22/28	—	—
Match Group RSUs	—	—		—	—	122,580	$5,242,747
IAC stock options	—	5,000	(8)	$65.22	12/1/26	—	—
Sharmistha Dubey
Match Group stock options	102,718	102,535	(3)	$14.6592	9/17/25	—	—
Match Group stock options	65,667	65,668	(11)	$13.2295	12/21/25	—	—
Match Group stock options	—	137,902	(6)	$17.0366	2/9/27	—	—
Match Group RSUs	—	—		—	—	444,020	$18,990,735
IAC stock options	—	5,000	(8)	$65.22	12/1/26	—	—
Jared F. Sine
Match Group stock options	—	131,335	(12)	$14.2669	7/5/26	—	—
Match Group stock options	—	78,801	(6)	$17.0366	2/9/27	—	—
Match Group RSUs	—	—		—	—	81,689	$3,493,839

(1)                                  For information on the treatment of Match Group stock options and RSUs and IAC stock options upon a termination of employment (including certain terminations during specified periods following a change in control of Match Group and/or IAC), see the discussion under Estimated Potential Payments Upon Termination or Change in Control beginning on page 24. The number of RSUs, and the number and exercise price of Match Group stock options, reflect the December 2018 Dividend Adjustments.

(2)                                  The table below provides the following information regarding Match Group RSUs held by each of our named executives on December 31, 2018: (i) the grant date of each award, (ii) the number of RSUs outstanding on December 31, 2018, (iii) the market value of RSUs outstanding on December 31, 2018 and (iv) the vesting schedule for each award.

	Number of Unvested RSUs as of 12/31/18	Market Value of Unvested RSUs as of 12/31/18	Vesting Schedule (#)
Name and Grant Date	(#)	($)	2019	2020	2021	2022	2023
Amanda Ginsberg
12/21/15	35,024	$1,497,976	35,024	—	—	—	—
2/9/17	105,068	$4,493,758	52,534	52,534	—	—	—
9/29/17	105,068	$4,493,758	—	52,534	—	52,534	—
Gary Swidler
2/9/17	122,580	$5,242,747	61,289	61,291	—	—	—
Sharmistha Dubey
2/9/17	122,580	$5,242,747	61,289	61,291	—	—	—
2/22/18	102,605	$4,388,416	—	—	102,605	—	—
8/6/18	218,835	$9,359,573	—	—	—	109,416	109,419
Jared F. Sine
7/5/16	3,504	$149,866	3,504	—	—	—	—
2/9/17	52,534	$2,246,879	26,267	26,267	—	—	—
2/22/18	25,651	$1,097,093	—	—	25,651	—	—

(3)                                  This Match Group Standard Award vested/vests in four equal installments on each of December 31, 2016, 2017, 2018 and 2019, subject to continued service.

(4)                                  This Match Group Standard Award vested/vests in three equal installments on each of December 21, 2017, 2018 and 2019, subject to continued service.

(5)                                  This Match Group Standard Award vested/vests in four equal installments on each of December 21, 2016, 2017, 2018 and 2019, subject to continued service.

(6)                                  This Match Group Standard Award vested/vests in four equal installments on each of February 9, 2018, 2019, 2020 and 2021, subject to continued service.

(7)                                  This Match Group Standard Award vested/vests in four equal installments on each of September 29, 2018, 2019, 2020 and 2021, subject to continued service.

(8)                                  These IAC stock options vest a single installment on December 1, 2020, subject to continued employment.

(9)                                  This Match Group Standard Award vested/vests in four equal installments on each of September 8, 2016, 2017, 2018 and 2019, subject to continued service.

(10)                            This Match Group Standard Award vests in a single installment on February 22, 2021, subject to continued service.

(11)                            This Match Group Standard Award vested/vests in two equal installments on each of December 21, 2018 and 2019, subject to continued service.

(12)                            This Match Group Standard Award vested/vests in four equal installments on each of July 5, 2017, 2018, 2019 and 2020, subject to continued service.

2018 Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our named executives upon the exercise of Match Group stock options and the vesting of Match Group RSUs in 2018 and the related value realized, excluding the effect of any applicable taxes. During 2018, our named executives exercised stock options through a net settlement process, whereby shares of Match Group common stock were withheld by the Company to cover exercise price and tax obligations; the shares acquired on exercise in the table below are on a gross basis and do not reflect any such withholding.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Amanda Ginsberg	273,451	$9,392,731	35,021	$1,402,591
Gary Swidler	570,000	$17,337,600	34,544	$1,792,488
Sharmistha Dubey	223,750	$5,117,325	95,106	$3,432,747
Jared F. Sine	87,500	$2,607,875	3,335	$128,698

Estimated Potential Payments Upon Termination or Change in Control

Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, continued health coverage, the acceleration of the vesting of equity awards, and/or extended post-termination exercise periods for stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of Match Group or IAC).

Amounts and Benefits Payable Upon a Qualifying Termination

Upon a termination of the named executive’s employment by the Company without cause (and other than by reason of death or disability) or a named executive’s resignation for good reason (a “Qualifying Termination”), pursuant to the terms of such named executive’s employment agreement and subject to the execution and non-revocation of a release and compliance with customary post-termination covenants as further described below, each of Ms. Ginsberg and Messrs. Swidler and Sine is entitled to:

•                  salary continuation for 12 months from the date of such Qualifying Termination, subject to offset for any amounts earned from other employment;

•                  acceleration of the vesting of the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such Qualifying Termination;

•                  continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for 12 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to the named executive); and

•                  continued exercisability of the named executive’s vested Match Group stock options for 18 months in the case of Ms. Ginsberg, and six months in the case of each other named executive, following the date of such Qualifying Termination.

Upon a Qualifying Termination, pursuant to the terms of her employment agreement and subject to the execution and non-revocation of a release and compliance with customary post-termination covenants as further described below, Ms. Dubey is entitled to the same payments and benefits described above with respect to the other named executives, except that the period applicable to each of the salary continuation and health coverage benefits is from the date of such Qualifying Termination through the later of (i) the expiration of the then current term of the agreement (the agreement provides for an initial term through August 8, 2020, and for automatically renewed successive one-year terms thereafter) and (ii) 12 months.

Pursuant to the respective employment agreement, each named executive is bound by a covenant not to compete with Match Group during the term of the executive’s employment and for 12 months thereafter, and by covenants not to solicit Match Group’s employees or business partners during the term of the executive’s employment and for 12 months thereafter. Each named executive has also agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

In addition, in the case of Mr. Swidler, pursuant to the equity award agreement governing his outstanding and unvested Match Group stock options granted to him in September 2015, upon a Qualifying Termination, Mr. Swidler is entitled to the partial vesting of such award in an amount equal to the number that would have otherwise vested in accordance with the terms of such award during the 12-month period following such termination of employment.

Amounts and Benefits Payable Upon Termination Due to Disability or Death

Upon a termination of a named executive’s employment due to disability, pursuant to the terms of each named executive’s employment agreement, such named executive will be entitled to a payment of base salary through the end of the month in which such termination occurs, offset by any amounts payable under any disability insurance plan provided by the Company. Upon a termination of a named executive’s employment due to death, pursuant to the terms of each named executive’s employment agreement, (i) the Company will pay such named executive’s designated beneficiaries his or her base salary through the end of the month in which such termination occurs, and (ii) the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such termination would vest. Upon a termination of a named executive’s employment due to disability or death, pursuant to the terms of each named executive’s employment agreement, all vested Match Group stock options will remain exercisable for a period of 18 months in the case of Ms. Ginsberg, and six months in the case of each other named executive, following such termination date.

Amounts and Benefits Payable Upon a Change in Control

No payments would have been made to any named executive pursuant to any agreement between the Company and any of these named executives upon a change in control of Match Group on December 31, 2018. Upon a Qualifying Termination on December 31, 2018 that occurred during the two-year period following a change in control of Match Group, each named executive officer would have received the amounts set forth above under “Amounts and Benefits Pyabale Upon a Qualifying Termination,” except that, in accordance with the 2015 Plan and the 2017 Plan, the vesting of all then outstanding and unvested Match Group stock options and/or Match Group RSUs, as applicable, held by each named executive would have been accelerated.

No payments would have been made to any named executive pursuant to any agreement between IAC and the named executives upon a change in control of Match Group or IAC on December 31, 2018. Upon a Qualifying Termination on December 31, 2018 that occurred during the two-year period following a change in control of IAC, each named executive officer would have received the amounts set forth above under “Amounts and Benefits Pyabale Upon a Qualifying Termination,” and, in accordance with the applicable IAC omnibus stock and annual incentive plan, the vesting of all then outstanding and unvested IAC stock options held by a named executive would have been accelerated.

Potential Payments Upon Termination or Change in Control Table

Certain amounts that would become payable to our named executives upon the events described above (as and if applicable), assuming the relevant event occurred on December 31, 2018, are described and quantified in the table below. These amounts, which, with the exception of the gross-up relating to COBRA benefits, exclude the effect of any applicable taxes, are based on the named executive’s base salary, the number of Match Group stock options and/or RSUs and IAC stock options, as applicable, outstanding, and the closing price of Match Group common stock ($42.77) and IAC common stock ($183.04), on December 31, 2018. These amounts also exclude any potential offset that may apply. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable/provided to named executives.

Name and Benefit	Qualifying Termination	Qualifying Termination During the Two Year Period Following a Change in Control of Match Group	Qualifying Termination During the Two Year Period Following a Change in Control of IAC	Death
Amanda Ginsberg
Continued salary	$750,000	$750,000	$750,000	—
Continued health coverage(1)	$57,074	$57,074	$57,074	—
Market value of Match Group options that would vest(2)	$12,758,337	$24,028,928	$12,758,337	$12,758,337
Market value of Match Group RSUs that would vest(3)	$3,744,856	$10,485,493	$3,744,856	$3,744,856
Market value of IAC options that would vest(4)	—	—	$589,100	—
Total estimated incremental value	$17,310,266	$35,321,494	$17,899,366	$16,503,192
Gary Swidler
Continued salary	$550,000	$550,000	$550,000	—
Continued health coverage(1)	$65,301	$65,031	$65,301	—
Market value of Match Group options that would vest(2)	$10,013,907	$12,101,535	$10,013,907	$10,013,907
Market value of Match Group RSUs that would vest(3)	$2,621,331	$5,242,747	$2,621,331	$2,621,331
Market value of IAC options that would vest(4)	—	—	$589,100	—
Total estimated incremental value	$13,250,539	$17,959,583	$13,839,639	$12,635,238
Sharmistha Dubey
Continued salary	$1,000,000	$1,000,000	$1,000,000	—
Continued health coverage(1)	$95,123	$95,123	$95,123	—
Market value of Match Group options that would vest(2)	$6,005,094	$8,370,894	$6,005,094	$6,005,094
Market value of Match Group RSUs that would vest(3)	$2,621,331	$18,990,735	$2,621,331	$2,621,331
Market value of IAC options that would vest(4)	—	—	$589,100	—
Total estimated incremental value	$9,721,547	$28,456,752	$10,310,647	$8,626,424
Jared F. Sine
Continued salary	$350,000	$350,000	$350,000	—
Continued health coverage(1)	$57,074	$57,074	$57,074	—
Market value of Match Group options that would vest(2)	$2,547,652	$5,771,272	$2,547,652	$2,547,652
Market value of Match Group RSUs that would vest(3)	$1,273,306	$3,493,839	$1,273,306	$1,273,306
Total estimated incremental value	$4,228,032	$9,672,185	$4,228,032	$3,820,958

(1)                                 Represents the total payments necessary to cover the full premiums for continued coverage under the Company’s medical and dental plans through COBRA for 12 months (except for Ms. Dubey for whom the payments are assumed to continue through August 8, 2020), grossed up for applicable taxes. For Mses. Ginsberg and Dubey and Mr. Sine, the COBRA rates reflect the named executive’s coverage level elections as of December 31, 2018. Mr. Swidler had not elected to participate in Company healthcare coverage as of December 31, 2018, therefore the amount indicated represents the COBRA rates that would apply if he had elected the highest levels of coverage as of such date.

(2)                                 Represents the difference between the closing price of Match Group common stock ($42.77) on December 31, 2018 and the exercise prices of in-the-money Match Group stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of Match Group stock options so accelerated.

(3)                                 Represents the closing price of Match Group common stock ($42.77) on December 31, 2018, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event.

(4)                                 Represents the difference between the closing price of IAC common stock ($183.04) on December 31, 2018 and the exercise price of in-the-money IAC stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of IAC stock options so accelerated.

CEO Pay Ratio

In accordance with Item 402(u) under Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer, Amanda Ginsberg. The pay ratio disclosure set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

For the fiscal year ended December 31, 2018: (i) the estimated median of the annual total compensation of all Match Group employees (other than Ms. Ginsberg) was approximately $86,063, (ii) Ms. Ginsberg’s annual total compensation, as reported in the Summary Compensation Table on page 20, was $2,508,250, and (iii) the ratio of annual total compensation of Ms. Ginsberg to the median of the annual total compensation of our other employees was 29 to 1.

In making the determinations above, we first identified our total number of employees as of December 31, 2018 (1,512 in total, 833 of which were located in the United States and 679 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together comprise less than 5% of our total employees: China (1 employee), India (6 employees), Ireland (3 employees), Italy (2 employees), Korea (3 employees), Spain (1 employee), Sweden (3 employees) and the United Kingdom (18 employees). After excluding employees in these jurisdictions, our pay ratio calculation included 1,475 of our total 1,512 employees. We changed our determination date this year to December 31 (from November 1), in order to align with the period used for calculating annual total compensation, as discussed below.

To identify our median employee from this employee population, as permitted by SEC rules, we selected base pay in 2018 as our consistently applied compensation measure, which we then compared across the applicable employee population. We annualized the compensation of permanent employees who were hired in 2018 but did not work for us for the entire year. After we identified the median employee, we determined such employee’s annual total compensation in the same manner as we determined Ms. Ginsberg’s annual total compensation disclosed in the Summary Compensation Table on page 20.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2018, regarding Match Group equity compensation plans pursuant to which grants of Match Group stock options, Match Group RSUs or other rights to acquire shares of Match Group common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	26,989,277	(2)	$14.72	28,129,816
Equity compensation plans not approved by security holders	—		—	—
Total	26,989,277	(2)	$14.72	28,129,816

(1)                                 Consists of the 2015 Plan and the 2017 Plan. For a description of the 2015 Plan and the 2017 Plan, see the first two paragraphs of Note 11 to the consolidated and combined financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which are incorporated herein by reference. The amounts in columns (A) and (B) reflect the December 2018 Dividend Adjustments. Similarly, as required by each of the 2015 Plan and 2017 Plan, the amount of shares available for issuance in column (C) also reflects equitable adjustments in connection with the special cash dividend paid by the Company on December 19, 2018.

(2)                                 Includes an aggregate of: (i) up to 7,421,853 shares issuable upon the vesting of Match Group RSUs, which includes performance-based RSUs and reflects the maximum number of RSUs that would vest if the highest level of performance condition is achieved, and (ii) 19,567,424 shares issuable upon the exercise of outstanding Match Group stock options, in each case, as of December 31, 2018. The number in (ii) includes up to 572,620 performance-based stock options, which reflects the maximum number of stock options that would vest if the highest level of performance condition is achieved. Based on the Company’s assessment in the first quarter of 2019 of the conditions associated with the awards, 181,238 of these performance-based stock options were forfeited and canceled, and the underlying shares became once again available for grant under our equity compensation plans.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements.  The Board has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our common stock to further align the interests of our directors with those of our stockholders. Arrangements in effect during 2018 provided that: (i) each member of the Board receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual Chairperson retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

In addition, these arrangements also provide that each non-employee director receive a grant of Match Group RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of Match Group’s annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of Board service and (iii) full acceleration of vesting upon a change in control of Match Group. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at Match Group Board and Board committee meetings. For purposes of these compensation arrangements, non-employee directors are those directors who are not employed by (or otherwise providing services to) Match Group or IAC, and do not include Mr. Yagan, who has previously served as an executive officer of the Company.

2018 Non-Employee Director Compensation.  The table below provides the amount of: (i) fees earned by non-employee directors for services performed during 2018 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of Match Group RSU awards granted in 2018.

Name	Fees Earned and Paid in Cash ($)	Stock Awards($)(1)	Total($)
Sonali De Rycker(2)	$8,097	—	$8,097
Ann L. McDaniel	$75,000	$249,999	$324,999
Thomas J. McInerney	$60,000	$249,999	$309,999
Pamela S. Seymon	$65,000	$249,999	$314,999
Alan G. Spoon	$80,000	$249,999	$329,999

(1)         Reflects the grant date fair value of Match Group RSU awards, calculated by multiplying the closing market price of Match Group common stock on the grant date by the number of RSUs awarded.

(2)         Ms. DeRycker resigned from the Board in February 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of April 22, 2019, information relating to the beneficial ownership of Match Group common stock and Class B common stock by: (1) each person known by Match Group to own beneficially more than 5% of the outstanding shares of Match Group common stock and/or Class B common stock, (2) each director nominee (all of which are incumbent directors), (3) each named executive and (4) all current directors and executive officers of Match Group as a group. As of April 22, 2019, there were 71,152,525 and 209,919,402 shares of Match Group common stock and Class B common stock, respectively, outstanding.

Unless otherwise indicated, the beneficial owners listed below may be contacted at Match Group’s corporate headquarters located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. For each listed person, the number of shares of Match Group common stock and percent of such class listed assumes the conversion or exercise of any Match Group equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any Match Group stock options and/or Match Group RSUs that will vest, within 60 days of April 22, 2019, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of Match Group Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Match Group common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of Match Group common stock and ten votes for each share of Match Group Class B common stock.

	Match Group Common Stock			Match Group Class B Common Stock		Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned	% of Class Owned	(All Classes) %
IAC/InterActiveCorp.	225,955,913	(1)	80.4%	209,919,402	100%	97.5%
555 West 18th Street
New York, NY 10011
Sands Capital Management, LLC	7,724,932	(2)	10.9%	—	—	*
1100 Wilson Blvd., Suite 3000
Arlington, VA 22209
The Vanguard Group	6,380,360	(3)	9.0%	—	—	*
100 Vanguard Blvd.
Malvern, PA 19355
JPMorgan Chase & Co.	7,030,856	(4)	9.9%	—	—	*
270 Park Avenue
New York, NY 10017
Sharmistha Dubey	—		—	—	—	*
Amanda Ginsberg	585,649	(5)	*	—	—	*
Joseph Levin	50,000	(6)	*	—	—	*
Ann L. McDaniel	18,014	(7)	*	—	—	*
Thomas J. McInerney	188,804	(7)	*	—	—	*
Glenn H. Schiffman	—		—	—	—	—
Pamela S. Seymon	48,804	(7)	*	—	—	*
Jared F. Sine	21,025	(6)	*	—	—	*
Alan G. Spoon	46,304	(7)	*	—	—	*
Mark Stein	25,000	(6)	*	—	—	*
Gary Swidler	148,135	(8)	*	—	—	*
Gregg Winiarski	20,000	(6)	*	—	—	*
Sam Yagan	1,025,825	(9)	1.4%	—	—	*
All current executive officers and directors
as a group (13 persons)	2,177,560	(10)	3.0%	—	—	*

*                                         The percentage of shares beneficially owned does not exceed 1% of the class.

(1)                                 Consists of: (i) 209,919,402 shares of Match Group Class B common stock (which are convertible on a one-for-one basis into shares of Match Group common stock) and (ii) 16,036,511 shares of Match Group common stock, all of which are held directly by IAC.

(2)                                 Based upon information regarding Match Group holdings reported by way of a Schedule 13G filed by Sands Capital Management, LLC (“Sands Capital”) with the SEC on January 10, 2019. Sands Capital beneficially owns the Match

Group holdings disclosed in the table above in its capacity as an investment adviser. Sands Capital has sole voting power and sole dispositive power over 5,373,466 and 7,724,932 shares of Match Group common stock, respectively, listed in the table above.

(3)                                 Based upon information regarding Match Group holdings reported by way of Amendment No. 4 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019. Vanguard beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has sole voting power, sole dispositive power and shared dispositive power over 23,823, 6,356,537 and 23,823 shares of Match Group common stock, respectively, listed in the table above.

(4)                                 Based upon information regarding Match Group holdings reported by way of Amendment No. 4 to a Schedule 13G filed by JPMorgan Chase & Co. on behalf of itself (as a parent holding company or control person) and its subsidiaries (J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association, JPMorgan Asset Management (UK) Limited, J.P. Morgan Trust Company of Delaware and J.P. Morgan Securities LLC) that own such securities with the SEC on January 25, 2019. J.P. Morgan has sole voting power, sole dispositive power and shared dispositive power over 6,950,189, 7,029,768 and 1,088 shares of Match Group common stock, respectively, listed in the table above.

(5)                                 Consists of shares of Match Group common stock and 510,576 vested options to purchase Match Group common stock held directly by Ms. Ginsberg.

(6)                                 Consists of shares of Match Group common stock held directly by each individual.

(7)                                 Consists of shares of Match Group common stock held directly by each individual and 6,607 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the next 60 days, subject to continued service.

(8)                                 Consists of shares of Match Group common stock and 33,548 vested options to purchase Match Group common stock held directly by Mr. Swidler.

(9)                                 Consists of shares of vested options to purchase Match Group common stock held directly by Mr. Yagan.

(10)                          Consists of shares of Match Group common stock, 1,569,949 vested options to purchase Match Group common stock, and 26,428 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the next 60 days, in each case held directly by each individual.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of the Company’s officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2018, except that each of Gregory Blatt and Mr. Sine filed one late report disclosing one transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, consistent with the Marketplace Rules, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act (“Item 404”). During 2018, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of “transaction” set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with Match Group and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms’ length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to Match Group and/or the related person, and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders

In connection with our initial public offering in November 2015, we entered into the following agreements relating to our relationship with IAC following the offering: a master transaction agreement, an investor rights agreement, a tax sharing agreement, a services agreement, an employee matters agreement and a subordinated loan agreement.

Master Transaction Agreement.  The master transaction agreement sets forth the agreements between us and IAC regarding the principal transactions necessary to separate our business from IAC, as well as govern certain aspects of our relationship with IAC following the offering. Under the master transaction agreement, we agreed to assume all of the assets and liabilities related to our business and agreed to indemnify IAC against any losses arising out of any breach by us of the master transaction agreement or any of the other transaction related agreements described below. IAC also agreed to indemnify us against losses arising out of any breach by IAC of the master transaction agreement or any of the other transaction related agreements.

Investor Rights Agreement.  Under the investor rights agreement, we agreed to provide IAC with: (i) specified registration and other rights relating to shares of our common stock held by IAC and (ii) anti-dilution rights.

Tax Sharing Agreement.  The tax sharing agreement governs our and IAC’s rights, responsibilities, and obligations with respect to tax liabilities and benefits, entitlements to refunds, preparation of tax returns, tax contests and other tax matters regarding U.S. federal, state, local and foreign income taxes. Under the tax sharing agreement, we are generally responsible and required to indemnify IAC for: (i) all taxes imposed with respect to any consolidated, combined or unitary tax return of IAC or one of its subsidiaries that includes us or any of our subsidiaries to the extent attributable to us or any of our subsidiaries, as determined under the tax sharing agreement, and (ii) all taxes imposed with respect to any of our subsidiaries’ consolidated, combined, unitary or separate tax returns. There were no outstanding receivables or payables pursuant to the tax sharing agreement as of December 31, 2018.

Services Agreement.  The services agreement governs services that IAC agreed to provide to us following the offering, including, among others: (i) assistance with certain legal, finance, internal audit, treasury, information technology support, insurance and tax matters, including assistance with certain public company reporting obligations; (ii) payroll processing services; (iii) tax compliance services; and (iv) such other services as to which we and IAC may agree. In 2018, we paid IAC approximately $7.6 million for services rendered pursuant to this agreement, which amount includes amounts paid for the leasing of office space for certain of our businesses at properties owned by IAC. The services agreement had an initial term of one year from the date of the offering, and provides for automatic renewals for additional one year terms, subject to IAC’s continued ownership of a majority of the combined voting power of our voting stock.

Employee Matters Agreement.  The employee matters agreement covers a wide range of compensation and benefit issues related to the allocation of liabilities associated with: (i) employment or termination of employment, (ii) employee benefit plans and (iii) equity awards. Under the employee matters agreement, our employees continue to participate in IAC’s U.S. health and welfare, 401(k) and flexible benefits plans and we pay for the costs of such participation. In the event IAC no longer retains shares representing at least 80% of the aggregate voting power of shares entitled to vote in the election of our Board of Directors, we will no longer participate in IAC’s employee benefit plans, but will establish our own employee benefit plans that will be substantially similar to the plans sponsored by IAC.

The employee matters agreement also provides that we will reimburse IAC for the cost of any IAC equity awards held by Match Group employees and former employees and that IAC may elect to receive payment either in cash or shares of our common stock. With respect to equity awards originally denominated in shares of our subsidiaries, IAC may require those awards to be settled in either shares of IAC common stock or our common stock and, to the extent shares of IAC common stock are issued in settlement, we will reimburse IAC for the cost of those shares by issuing additional shares of our common stock to IAC. During the year ended December 31, 2018, approximately 3 million shares of Match Group common stock were issued to IAC pursuant to the employee matters agreement.

IAC Subordinated Loan Facility.  Prior to the completion of the offering, we entered into an uncommitted subordinated loan facility with IAC (the “IAC Subordinated Loan Facility”), pursuant to which we may make one or more requests to IAC to borrow funds. If IAC agrees to fulfill any such borrowing request, the related indebtedness will be incurred in accordance with the terms of the IAC Subordinated Loan Facility. Any indebtedness outstanding under the IAC Subordinated Loan Facility will be by its terms subordinated in right of payment to any obligations under our amended and restated credit agreement and our Senior Notes, and will bear interest at the applicable rate set forth in the pricing grid in our amended and restated credit agreement, which rate is based on our consolidated net leverage ratio at the time of borrowing, plus an additional amount to be agreed upon. The IAC Subordinated Loan Facility has a scheduled final maturity date of no earlier than 90 days after the maturity date of our amended and restated credit agreement or the latest maturity date in respect of any class of term loans outstanding under such agreement. At December 31, 2018, there was no indebtedness outstanding under the IAC Subordinated Loan Facility.

Advisory Agreement.  On August 10, 2018, Gregory R. Blatt resigned as a director of the Company and entered into an advisory agreement with the Company, pursuant to which he will advise the Company on matters relating to its business, strategy and operations. The term of the advisory agreement will end on February 29, 2020. Pursuant to their terms, Mr. Blatt’s outstanding stock options will remain exercisable and continue to vest, as applicable, as long as he continues to perform services for the Company.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Match Group will provide without charge to each person solicited a printed copy of Match Group’s 2018 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at ir.mtch.com. Match Group will furnish requesting stockholders with any exhibit to its 2018 Annual Report on Form 10-K upon payment of a reasonable fee.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION

AT THE 2020 ANNUAL MEETING

Eligible stockholders who intend to have a proposal considered for inclusion in Match Group’s proxy materials for presentation at the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to Match Group at its corporate headquarters no later than January 2, 2020. Stockholder proposals submitted for inclusion in Match Group’s proxy materials must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2020 Annual Meeting of Stockholders without inclusion of the proposal in Match Group’s proxy materials are required to provide notice of such proposal or nomination to Match Group at its corporate headquarters no later than March 16, 2020. If Match Group does not receive notice of the proposal or nomination at its corporate headquarters prior to such date, such proposal or nomination will be considered untimely for purposes of Rules 14a-4 and 14a-5 of the Exchange Act and those Match Group officers who have been designated as proxies will accordingly be authorized to exercise discretionary voting authority to vote for or against the proposal. Match Group reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of proxy materials stockholders receive and reduces printing and mailing costs. Only one set of our printed proxy materials will be sent to stockholders eligible for householding unless contrary instructions have been provided.

Once you have received notice that your broker or Match Group will be householding your proxy materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate set of our printed proxy materials by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com. Upon request, Match Group undertakes to deliver such materials promptly.

If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our proxy materials, please notify your broker if you hold your shares in street name or Match Group if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 19, 2019.

The Proxy Statement and the 2018 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on April 30, 2019.

APPENDIX A

AUDIT COMMITTEE CHARTER

MATCH GROUP, INC.

PURPOSE

The Audit Committee is appointed by the Board of Directors of Match Group, Inc. (the “Company”) (the “Board”) to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the independent registered public accounting firm (the “independent accounting firm”), (4) the performance of the Company’s internal audit function and independent accounting firm, (5) the Company’s risk assessment and risk management policies as they relate to financial and other risk exposures, and (6) the compliance by the Company with legal and regulatory requirements.

In fulfilling its purpose, the Audit Committee shall maintain free and open communication between the Committee, the independent accounting firm, the internal auditors and management of the Company.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the marketplace rules of the NASDAQ stock market (the “Marketplace Rules”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by the Marketplace Rules and the Securities and Exchange Commission (the “SEC”), as in effect from time to time.

At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC. The members of the Audit Committee shall be appointed and may be replaced by the Board.

MEETINGS

The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent accounting firm in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent accounting firm (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accounting firm (including resolution of disagreements between management and the independent accounting firm regarding financial reporting and/or internal control related matters) for the purpose of preparing or issuing an audit report or related work. The independent accounting firm shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by its independent accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to conduct investigations into any matters within its scope of responsibility, to obtain advice and assistance from outside legal, accounting, or other advisors, as necessary, to perform its duties and responsibilities, and to otherwise engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

In fulfilling its purpose and carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Audit Committee’s activities shall not be limited by this Charter. Subject to the foregoing, the Audit Committee shall, to the extent it deems necessary or appropriate:

1.              Review and discuss with management and the independent accounting firm the annual audited financial statements, as well as disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.              Review and discuss with management and the independent accounting firm the Company’s earnings press releases and the results of the independent accounting firm’s review of the quarterly financial statements.

3.              Discuss with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4.              Review and discuss with management and the independent accounting firm any major issues as to the adequacy of the Company’s internal controls, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5.              Review and discuss any material issues raised by or reports from the independent accounting firm, including those relating to:

(a)         Critical accounting policies and practices to be used in preparing the Company’s financial statements.

(b)         Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm.

(c)          Unadjusted differences and management letters.

6.              Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.              Discuss with the independent accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.”

8.              Periodically evaluate the qualifications and performance of the independent accounting firm and the senior members of the audit team, including a review of reports provided by the independent accounting firm relating to its internal quality-control procedures.

9.              Obtain from the independent accounting firm a formal written statement delineating all relationships between the independent accounting firm and the Company. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the accounting firm and for purposes of taking, or recommending that the full Board take, appropriate actions to oversee the independence of the outside accounting firm.

10.       Meet with the independent accounting firm prior to the audit to discuss the scope, planning and staffing of the audit.

11.       Review the proposed internal audit annual audit plan and any significant changes to such plan with management; review and discuss the progress and any significant results of executing such plan; and receive reports on the status of significant findings, recommendations and responses.

12.       Obtain from the independent accounting firm assurance that Section 10A(b) of the Exchange Act has not been implicated.

13.       Discuss with management, the Company’s senior internal auditing executive and the independent accounting firm the Company’s and its subsidiaries’ compliance with applicable legal requirements and codes of conduct.

14.       Review all related party transactions in accordance with the Audit Committee’s formal, written policy.

15.       Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.       Discuss with management and the independent accounting firm any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

17.       Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

18.       Furnish the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or to determine that the Company’s internal controls over financial reporting are effective. These are the responsibilities of management and the independent accounting firm. Additionally, the Audit Committee as well as the Board recognizes that members of the Company’s management who are responsible for financial management, as well as the independent accounting firm, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company’s financial statements or any professional certifications as to the independent accounting firm’s work.

APPENDIX B

COMPENSATION AND HUMAN RESOURCES COMMITTEE CHARTER
MATCH GROUP, INC.

PURPOSE

The Compensation and Human Resources Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to the compensation of Match Group, Inc.’s (the “Company”) Chairman (the “Chairman”) and the Company’s other executive officers (collectively, including the Chairman, the “Executive Officers”). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the Executive Officers.

COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than two members. The members of the Committee shall meet the independence requirements of the NASDAQ Stock Market. In addition, all Committee members shall qualify as “outside” directors within the meaning of the Internal Revenue Code Section 162(m) and as “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the Securities and Exchange Commission (the “SEC”), as in effect from time to time.

The Board shall appoint the members of the Committee and the Committee Chair. Committee members may be replaced by the Board at any time, with or without cause.

MEETINGS

The Committee shall meet as often as necessary to carry out its responsibilities. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Company. The Committee Chairman shall preside at each meeting. In the event the Committee Chairman is not present at a meeting, the Committee members present at that meeting shall designate one of its members as the acting chair of such meeting.

COMMITTEE RESPONSIBILITIES AND AUTHORITY

In fulfilling its purpose and carrying out its responsibilities, the Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Committee’s activities shall not be limited by this Charter. Subject to the foregoing, to the extent it deems necessary or appropriate:

1.              The Committee shall review and approve base salaries and incentive opportunities of the Executive Officers. The Chairman shall not be present during any Committee deliberations or voting with respect to his or her compensation.

2.              The Committee shall, periodically and as and when appropriate, review and approve the following as they affect the Executive Officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (d) any special or supplemental compensation and benefits for the Executive Officers and individuals who formerly served as Executive Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

3.              The Committee shall review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the SEC with management, and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

4.              The Committee shall produce the annual Compensation Committee Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

5.              The Committee shall monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of

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2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

6.              The Committee shall oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans.

7.              The Committee shall receive periodic reports on the Company’s compensation programs as they affect all employees.

8.              The Committee shall make regular reports to the Board.

9.              The Committee shall have the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management specified in NASDAQ Listing Rule 5605(d)(3) or other applicable regulations and listing standards. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.

10.       The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee as it deems appropriate. The Committee may delegate to one or more executive officers the authority to make grants of equity-based compensation to eligible individuals other than directors or executive officers to the extent allowed under applicable law. Any executive officer to whom the Committee grants such authority shall regularly report to the Committee grants so made and the Committee may revoke any delegation of authority at any time.

11.       The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Match Group, Inc. 8750 North Central Expressway Suite 1400 Dallas, TX 75231 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Amanda Ginsberg 06) Pamela S. Seymon 02) Joseph Levin 07) Alan G. Spoon 03) Ann L. McDaniel 08) Mark Stein 04) Thomas J. McInerney 09) Gregg Winiarski 05) Glenn H. Schiffman 10) Sam Yagan The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve a non-binding advisory resolution on executive compensation. For 0 0 Against 0 0 Abstain 0 0 3. Ratification of the appointment of Ernst & Young LLP as Match Group, Inc.'s independent registered public accounting firm for 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000422949_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com Match Group, Inc. Annual Meeting of Stockholders June 19, 2019 8:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of Match Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2018, and hereby appoints each of Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Match Group, Inc. to be held on June 19, 2019, at 8:00 a.m. local time, at The London West Hollywood, Kensington Ballroom, 1020 N. San Vicente Blvd., West Hollywood, California 90069, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side 0000422949_2 R1.0.1.18